UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15


   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                          Commission File Number: 333-98651


                              CAPITAL BENEFITS, LLC
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


                               2015-A Osborne Rd.
                            St. Marys, Georgia 31558
                                 (912) 882-8851
    ------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                          Units of Membership Interest
            --------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                       N/A
          ------------------------------------------------------------
              (Titles of all other classes of securities for which
          a duty to file reports under Section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

             Rule 12g-4(a)(1)(i)  [__]          Rule 12h-3(b)(1)(i)  [ X]
             Rule 12g-4(a)(1)(ii) [__]          Rule 12h-3(b)(1)(ii) [__]
             Rule 12g-4(a)(2)(i)  [__]          Rule 12h-3(b)(2)(i)  [__]
             Rule 12g-4(a)(2)(ii) [__]          Rule 12h-3(b)(2)(ii) [__]
                                                Rule 15d-6           [__]

         Approximate number of holders of record as of the certification or notice date: 0

         Pursuant to the requirements of the Securities Exchange Act of 1934, Capital Benefits, LLC has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  January 11, 2006                Capital Benefits, LLC

                                       By:  AmeriFirst Financial Services, Inc.,
                                            Manager

                                            /s/ Brittany M. Ellis
                                            ---------------------
                                            Brittany M. Ellis
                                            President